StoneX Group Inc. Code of Ethics

StoneX Group Inc.
Code of Ethics

Version VIII
August 16, 2021

Applies to:
StoneX Group Inc., its directors, officers and employees, and its corporate subsidiaries

Page 1 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

Page 2 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

1.Introduction

StoneX Group Inc. (the “Company”) is adopting this Code of Ethics (“Code”) to formalize the Company’s expectations regarding the ethical conduct of the Company’s directors, officers and employees and each of its subsidiaries. The Company also expects all of the Company's consultants will abide by this Code.
This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 regarding the adoption of a code of ethics for senior officers and the rules of NASDAQ regarding the adoption of a code of conduct for directors, officers and employees.

2.Honest and Ethical Conduct

The Company is committed to conducting its business in accordance with the highest ethical principles. This Code is designed to accomplish this goal by setting forth the ethical standards which will govern the conduct of the directors, officers, and employees of the Company.

3.Diversity and Inclusion

As a global financial services business, StoneX Group Inc. recognizes the importance of diversity, as it provides us with broader knowledge and skills to enhance performance and the service we can provide our clients, as well as helping us to expand our understanding of the markets in which we operate. Additionally, at StoneX Group Inc., we are proud of our entrepreneurial culture which promotes individuality, integrity and openness and it is important to us to continue to attract diverse talent that would thrive in our multi-product and international business.

4.Reporting of Potential Violations

Directors, officers and employees should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any director, officer or employee who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of employees, the Company's Corporate Secretary or Chief Governance and Legal Officer and, in the case of directors and officers, the Chairman of the Nominating & Governance Committee.
Alternatively, any issues may be reported through the Company’s secure Whistleblower Hotline. The Whistleblower Hotline is serviced by a third-party provider and is available by phone or online. Reports may be made anonymously, where local laws allow. However, you are encouraged to identify yourself when making a report, so that additional information can be obtained if needed. Whenever possible and permitted by law, your identity will be kept strictly confidential.
To access the Whistleblower Hotline via the internet, go to https://secure.ethicspoint.com/domain/media/en/gui/34806/index.html and follow the instructions for submitting a report.
We refer to the Corporate Secretary, the Chief Governance and Legal Officer, the Chairman of the Nominating & Governance Committee and the Non-Management Members of the Board of Directors as the “Appropriate Ethics Contacts” in this Code. The Company will take appropriate action to address any existing or potential violation of this Code brought to its attention, as described in this Code.
Page 3 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

5.Conflicts of Interest

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines that may have been provided by the Board of Directors or where a waiver has been provided as contemplated under the heading “Waivers” below. Wherever a conflict of interest arises, the person involved must promptly disclose the circumstances of the conflict to the Appropriate Ethics Contact.
Directors, officers and employees have a duty to act in the best interests of the Company and its shareholders at all times. As part of this duty, directors, officers and employees are prohibited from engaging in any transaction or occupying any position which involves an improper conflict of interest.
A “conflict of interest” exists when a person’s interests outside the Company interfere in any way with the interests of the Company or create the possibility that his or her decisions may be influenced to the detriment of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to or guarantees of obligations of employees and their family members may create conflicts of interest and are prohibited.
Working in any capacity (for example, as employee, consultant or director) for a competitor, customer, counterparty or supplier may give rise to a conflict of interest. Any such relationship should be disclosed to the Appropriate Ethics Contact. An investment in a competitor, customer, counterparty or supplier may give rise to a conflict of interest. All investments by Company employees in non-public entities that are competitors, customers, counterparties or suppliers should be disclosed to the Appropriate Ethics Contact. The Nominating & Governance Committee is authorized to decide whether or not a conflict of interest exists.
The best policy is to avoid any direct or indirect personal business connection with the Company’s competitors, customers, counterparties or suppliers, except on the Company’s behalf.

6.Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the legitimate business interests of the Company when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain or competing with the Company.
Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for directors, officers and employees is to ensure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the Appropriate Ethics Contact.

Page 4 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

7.Fair Dealing

The Company seeks competitive advantages through superior performance and not through illegal or unethical business practices. Directors, officers and employees should deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

8.Anti-Bribery and Anti-Corruption

The Company is committed to preventing corruption and bribery. This means that we comply with all applicable anti-corruption/anti-bribery laws, rules, and regulations wherever we conduct business, as well as the Company’s Anti-Bribery Policy available in the StoneX Policy Center and at https://ir.stonex.com/corporate-governance. No Company employee, officer, agent, or independent contractor acting on the Company’s behalf may offer or provide bribes or other improper benefits (e.g., excessive gifts, entertainment, or services) to government officials or other persons in order to gain a business advantage.
The Foreign Corrupt Practices Act and other U.S. and international laws prohibit payment of money or anything of value to a foreign official, foreign political party (or official thereof), or any candidate for foreign political office for the purposes of obtaining, retaining or directing of business. We expect all employees, officers, agents, and independent contractors acting on behalf of the Company to strictly abide by these laws.
Consult the Company’s Anti-Bribery Policy for more information regarding anti-corruption and anti-bribery. If you have any questions about a payment, gifts or entertainment, third-party agents, or general questions about the Company’s Anti-Bribery Policy, contact your supervisor and/or Legal Department. If you become aware of any possible violations of the Company’s Anti-Bribery Policy, it is your duty to promptly notify the Legal Department or make an anonymous report through the Whistleblower Hotline at https://secure.ethicspoint.com/domain/media/en/gui/34806/index.html.

9.Business Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Company, or any of their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with the Appropriate Ethics Contact any gifts or proposed gifts which you are not certain are appropriate.

10.Confidentiality

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information
Page 5 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. The obligation to preserve confidential information continues even after employment ends. Additional confidentiality obligations may be contained in employment agreements, employment letters or related or similar documents entered into or binding on employees, directors and consultants.

11.Laws and Regulations

Directors, officers and employees must respect and follow all laws and regulations which apply to the Company and its operations. Therefore, the Company’s directors, officers or employees may not:
•In communicating with the Company or any of its customers, counterparties or regulators, make any untrue statement of a material fact or omit a material fact necessary in order to make the statements made accurate and complete.

•Engage in any act, practice or course of business which operates or could operate as a fraud or deceit upon the Company, any of its customers, counterparties or regulators, or any other person.

•Cause the Company to violate any laws, rules and regulations applicable to the Company.

•Buy or sell securities of any issuer when in possession of material non-public information relating to the issuer, or recommend that another person buy, sell or hold the securities of such issuer.

12.Public Disclosure and Financial Reporting

The Company requires that the information in its public communications, including filings with the U.S. Securities and Exchange Commission, be full, fair, accurate, timely and understandable. All directors, officers and employees who are involved in the Company's disclosure process, including the senior financial officers, are responsible for acting in furtherance of this objective. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any director, officer or employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.
The Company’s senior financial officers are required to establish and manage the Company’s reporting systems and procedures to ensure that:
•Business transactions are properly authorized and accurately recorded on the Company’s books and records and in accordance with Generally Accepted Accounting Principles (“GAAP”).

•The Company’s records are maintained in accordance with applicable legal and regulatory requirements and Company policy.

Page 6 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

•Periodic reporting and communications with the public are communicated clearly so that readers will be able to determine the significance and potential consequences.

•Personnel dealing with the finances of the Company are informed as to rules and regulations that affect the financial operation of the Company.

•The financial operation of the Company is monitored as to compliance with any applicable rules and regulations.

•Any identified error is corrected in a timely manner.

13.Compliance with the Code of Ethics

As evidence of compliance with this Code, all directors, officers and employees will sign an annual attestation that they have received and read this Code and that all required disclosures have been made to the Company and any known violations have been reported.
Employees are encouraged to talk to the Appropriate Ethics Contact about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.
Employees are required to cooperate in all internal investigations of misconduct.

14.Prohibition Against Retaliation

The Company strictly prohibits retaliation against any person reporting possible violations of law, ethics or this Code which are made in good faith.

15.Enforcement of the Code of Ethics

The Company has adopted the following procedure for enforcing this Code:
•The Company will investigate all alleged violations of this Code. This investigation will be undertaken by the Appropriate Ethics Contact or another person designated by the Board of Directors.

•In the event that the Company determines that a violation of this Code has occurred, the Company will take appropriate action against the violator, which may include termination of employment, reduction of authority or reduction in compensation.

16.Waivers

The Company may waive provisions of this Code in appropriate circumstances. If a director, officer or employee believes that a waiver is appropriate, he or she should discuss the matter with the Appropriate Ethics Contact.
Page 7 of #NUM_PAGES#

StoneX Group Inc. Code of Ethics

Waivers for directors or executive officers (including senior financial officers) may be made only by the Board of Directors. The Company will publicly report all waivers which apply to the Company's directors and executive officers as required by applicable laws and regulations.

Appendix and Links

Production Date
Version no.
Replaces
Author
Approver
For questions contact

Page 8 of #NUM_PAGES#